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                                   EXHIBIT 11

                  Mobile America Corporations and Subsidiaries

                  Unaudited Computations of Earnings per share

                    Quarters ended June 30, 1998 and 1997 and
                     Six Months ended June 30, 1998 and 1997

See Note 3 to financial statements.


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